Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use and incorporation by reference of our report dated January 20, 2012 on the financial statements of the Columbia Government Money Market Fund, Columbia Mid Cap Growth Opportunity Fund, and Columbia AMT-Free Tax-Exempt Bond Fund of the Columbia Funds Series Trust II included in the Annual Report for the period ended November 30, 2011, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 57 to the Registration Statement (Form N-1A, No. 333-131683) of the Columbia Funds Series Trust II.

            /s/ Ernst & Young LLP

Minneapolis, Minnesota

March 28, 2012